As filed with the Securities and Exchange Commission on March 31, 2009

Registration No.  333-133116

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 11

TO

FORM S-11

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BEHRINGER HARVARD REIT I, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

15601 Dallas Parkway, Suite 600
Addison, Texas  75001
(866) 655-1605

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gerald J. Reihsen, III

Executive Vice President —

Corporate Development and Legal

Behringer Harvard REIT I, Inc.

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-1620

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Michael J. Choate, Esq.
 Shefsky & Froelich Ltd.
111 East Wacker Drive, Suite 2800
Chicago, Illinois  60601
(312) 836-4066

Approximate Date of Commencement of Proposed Sale to the Public:  This Post-Effective Amendment No. 11 to Form S-11 Registration Statement (Registration No. 333-133116) is being filed to deregister all of the 59,775,910 shares of common stock that remained unsold as of the termination of the offering.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

This Post-Effective Amendment No. 11 to Form S-11 Registration Statement (333-133116) shall become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

Termination of Third Public Offering and Deregistration of Shares of Common Stock

Behringer Harvard REIT I, Inc. (the “Registrant”) filed a Form S-11 Registration Statement (Registration No. 333-133116), which was declared effective by the Securities and Exchange Commission on October 6, 2006, pursuant to which the Registrant registered 250,000,000 shares of common stock for sale in its third public offering (the “Offering”).  Of the 250,000,000 shares registered, 200,000,000 shares were offered to the public on a “best efforts” basis at $10.00 per share and 50,000,000 were offered at $9.50 per share pursuant to the distribution reinvestment plan adopted by the Registrant in connection with the Offering (the “DRP”), for an aggregate Offering amount of $2,475,000,000.

The Registrant terminated the “best efforts” portion of the Offering effective as of the close of business on December 31, 2008.  As of the close of business on December 31, 2008, the Registrant had sold a total of 174,427,548 shares in the “best efforts” public offering, resulting in gross offering proceeds of approximately $1,740,483,218.33.  The Registrant terminated the DRP portion of the Offering effective as of the close of business on January 3, 2009.  As of the close of business on January 3, 2009, the Registrant had sold a total of 15,796,542 shares pursuant to the DRP, resulting in gross offering proceeds of approximately $150,066,912.24.  Thus, at the completion of the Offering, there remained unsold a total of 59,775,910 shares of common stock, which includes 25,572,452 shares that remained unsold in the “best efforts” public offering and 34,203,458 shares that remained unsold pursuant to the DRP.  By filing this post-effective amendment, the Registrant hereby deregisters all of the 59,775,910 shares of common stock that remained unsold in the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 31st day of March, 2009.

BEHRINGER HARVARD REIT I, INC.

By:	/s/ Robert S. Aisner
Robert S. Aisner
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Behringer*	Chairman of the Board of Directors	March 31, 2009
Robert M. Behringer

/s/ Robert S. Aisner	Chief Executive Officer, President and Director	March 31, 2009
Robert S. Aisner	(Principal Executive Officer)

/s/ Gary S. Bresky*	Chief Financial Officer	March 31, 2009
Gary S. Bresky	(Principal Executive Officer)

/s/ Kimberly Arianpour*	Chief Accounting Officer	March 31, 2009
Kimberly Arianpour	(Principal Accounting Officer)

/s/ Charles G. Dannis*	Director	March 31, 2009
Charles G. Dannis

/s/ Steven W. Partridge*	Director	March 31, 2009
Steven W. Partridge

/s/ G. Ronald Witten*	Director	March 31, 2009
G. Ronald Witten

*	/s/ Robert S. Aisner
Signed on behalf of the named individuals by
Robert S. Aisner under power of attorney.